Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of March 14, 2019 (the “Effective Date”) among INNOVATUS LIFE SCIENCES LENDING FUND I, LP, a Delaware limited partnership, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including EAST WEST BANK in its capacity as a Lender (“Bank”), and BIONANO GENOMICS, INC., a Delaware corporation (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS, ACCOUNTING AND OTHER TERMS

1.1    Capitalized terms used herein shall have the meanings set forth in Section 13 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2.	LOANS AND TERMS OF PAYMENT

2.1    Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2    Term Loans.

(a)    Availability.

(i)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term A-1 Draw Period in an aggregate principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (the “Term A-1 Loan”). After repayment, the Term A-1 Loan may not be re-borrowed.

(ii)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term A-2 Draw Period in an aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (the “Term A-2 Loan;” each Term A-1 Loan and Term A-2 Loan is referred to singly as a “Term A Loan” and Term A-1 Loan and Term A-2 Loan are referred to collectively as “Term A Loans”). After repayment, the Term A-2 Loan may not be re-borrowed.

(iii)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower during the Term B Draw Period in an aggregate principal amount of Five Million Dollars ($5,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (the “Term B Loan;” each Term A Loan and Term B Loan is referred to singly as a “Term Loan” and the Term A Loan and the Term B Loan are referred to collectively as the “Term Loans”). After repayment, the Term B Loan may not be re-borrowed.

(b)    Repayment. Borrower shall make monthly payments of interest only commencing on the second (2nd) Payment Date following the Funding Date of the Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of the Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date after such Funding Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter,

Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.5(a), and (3) a repayment schedule equal to twenty-four (24) months. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)    Mandatory Prepayments. If an event described in Section 7.2(c)(ii) occurs or the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Fee, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Fee had not previously been paid in full in connection with the prepayment of the Term Loan in full, Borrower shall pay to each Lender in accordance with its respective Pro Rata Share, the Final Fee in respect of the Term Loan.

(d)    Permitted Prepayment of Term Loan. After the date that is the first anniversary of the Effective Date, Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least seven (7) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including, without limitation, Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.3    Advances Under Revolving Line.

(a)    Amount. Subject to and upon the terms and conditions of this Agreement, including Borrower’s compliance with Section 6.6(d) of this Agreement, Borrower may request Advances from Bank in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.3(a) may be repaid and reborrowed at any time without penalty or premium prior to the Maturity Date, at which time all Advances under this Section 2.3(b) shall be immediately due and payable; provided that, in the event of a mandatory or permitted prepayment of the Term Loan in accordance with Section 2.2(c) or (d) above, Borrower shall, at the same time as such prepayment, satisfy in full the Obligations owing with respect to the Revolving Line.

(b)    Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 12:00 p.m. Pacific time on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1; provided that, Borrower shall deliver to Bank, no less than five (5) Business Days prior to the first request for an Advance hereunder, a completed Borrowing Base Certificate, together with detailed aged listings by invoice date of accounts receivable and accounts payable for Bank’s review and approval in its sole reasonable discretion. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.3(b) to Borrower’s deposit account.

2.4    Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.5    Payment of Interest.

(a)    Interest Rates, Payments, and Calculations.

(i)    Term Loans. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Term Loan Basic Rate, determined by Collateral Agent on the Funding Date of the Term Loan and monthly thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e); provided that at the election of Borrower (which shall be considered elected on the Funding Date of the applicable Term Loan) with no less than five (5) Business Days’ written notice to Collateral Agent prior to the Funding Date of the applicable Term Loan, 3.00% of such Term Loan Basic Rate may be payable in-kind by adding an amount equal to such 3.00% of the outstanding principal amount to the then outstanding principal balance on a monthly basis until the second anniversary of the Effective Date so as to increase the outstanding principal balance of the applicable Term Loan on each Payment Date and which amount shall be payable when the principal amount of the applicable Term Loan is payable in accordance with Sections 2.2(b) and 2.3(e) and on which principal amount interest shall be owed pursuant to Section 2.3(a).

Interest shall accrue on the Term Loan commencing on, and including, the Funding Date of the Term Loan, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full.

(ii)    Advances. Subject to Section 2.5(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to two percent (2.00%) above the Prime Rate.

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Collateral Agent, for the ratable benefit of the Lenders, a late fee equal to the greater of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, but not less than Five Dollars ($5.00). Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c)    365-Day Year. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

(d)    Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts maintained by Borrower or any of its Subsidiaries for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off.

(e)    Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to Collateral Agent in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the

United States and in immediately available funds. Collateral Agent shall, within one (1) Business Day of receipt thereof, remit to the respective Lender to which such payments are owed, at such Lender’s office, all amounts of principal, interest, fees and/or expenses due to such Lender.

(f)    Application of Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Collateral Agent at Collateral Agent’s address shown above or at such other place as Collateral Agent may designate in writing.

(g)    Changes in Prime Rate. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.

2.6    Fees. Borrower shall pay to Collateral Agent:

(a)    Term Loan Facility Fee. The Term Loan Facility Fee, which shall be due on the Funding Date of the Term A-1 Loan with respect to the Term A-1 Loan, on the Funding Date of the Term A-2 Loan with respect to the Term A-2 Loan and the Funding Date of the Term B Loan with respect to the Term Loan, to be shared among the Lenders in accordance with their respective Pro Rata Shares;

(b)    Revolving Facility Fee. The Revolving Facility Fee, which shall be due on the Effective Date with respect to the Revolving Line, payable solely for the account of Bank;

(c)    Unused Facility Fee. On April 1, 2019 and the first day of each month thereafter prior to the Maturity Date, and on the Maturity Date, a fee (the “Unused Facility Fee”) equal to seventy-five hundredths percent (0.75%) per annum of the average daily unused portion of the Revolving Line, as reasonably determined by Bank, solely for the account of Bank, and which shall be nonrefundable;

(d)    Final Fee. The Final Fee, when due hereunder, to be shared among the Lenders in accordance with their fee letter;

(e)    Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared among the Lenders in accordance with their fee letter; and

(f)    Lenders’ Expenses. All Lenders’ Expenses incurred through and after the Effective Date, when due; provided that all such Lenders’ Expenses incurred up to and including the Effective Date shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate for the account of Borrower.

2.7    Withholding. Payments received by the Collateral Agent or the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

2.8    Secured Promissory Notes. The Term Loan and the Revolving Line shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit E hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Credit Extension or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Credit Extension or (as the case may be) the receipt of such payment. The outstanding amount of each Credit Extension set forth on such Lender’s Secured Promissory Note Record shall, absent manifest error, be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

3.	CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)    original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

(b)    a completed Perfection Certificate for Borrower and each of its Subsidiaries, which must be received on the Effective Date;

(c)    duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries;

(d)    the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)    a copy of resolutions of the governing body for Borrower evidencing approval of the Term Loan and other transactions evidenced by the Loan Documents;

(f)    duly executed original officer’s certificates for Borrower and each Subsidiary that is a party to the Loan Documents certifying as to (i) the incumbency of each Responsible Officer executing each Loan Document and (ii) the documents delivered pursuant to Section 3.1(d) and 3.1(e), in a form acceptable to Collateral Agent and the Lenders;

(g)    certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any

UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(h)    a duly executed legal opinion of counsel to Borrower dated as of the Funding Date of the initial Credit Extension;

(i)    evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders;

(j)    payment of the Term Loan Facility Fee, Revolving Facility Fee and Lenders’ Expenses then due as specified in Section 2.6 hereof;

(k)    a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s and each Subsidiaries’ leased locations;

(l)    a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(m)    a payoff letter from MidCap Financial Trust in respect of the Existing Indebtedness;

(n)    evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated; and

(o)    an Automatic Debit Authorization.

3.2    Conditions Precedent to all Credit Extensions. The obligation of each Lender to extend each Credit Extension, including the Term A-1 Loan, is subject to the following conditions precedent:

(a)    receipt by Collateral Agent of (i) an executed Loan Payment Request Form in the form of EXHIBIT B-1 attached hereto and (ii) an executed Disbursement Letter in the form of EXHIBIT B-2 attached hereto;

(b)    the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of each Loan Payment Request Form and the date of each Disbursement Letter and the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(c)    if such Credit Extension is the initial Advance, an audit of Borrower’s accounts, the results of which must be satisfactory to Bank and which must have been completed prior to the making of the initial Advance and, regardless of the initial Advance, no later than the date that is 180 days after the Effective Date (it being agreed and understood that Bank may in its sole discretion terminate its commitment under this Agreement to make Advances if the results of such audit are not satisfactory to Bank);

(d)    if such Credit Extension is the initial Advance, Borrower must be in compliance with its obligations under 6.6(d), (ii) the full amount of Term A-1 Loan must have been drawn by Borrower and (iii) the security interest granted under this Agreement to Collateral Agent for the ratable benefit of the Lenders must already be effective and constitute a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien;

(e)    in such Lender’s reasonable discretion, there has not been any Material Adverse Change;

(f)    no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(g)    to the extent not delivered at the Effective Date, duly executed original Secured Promissory Notes and Warrants, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender after the Effective Date;

(h)    if such Credit Extension is the Term A-2 Loan, the Term A-1 Loan must already have been drawn or should be drawn contemporaneously with the Term A-2 Loan;

(i)    if such Credit Extension is the Term B Loan, the Term A-1 Loan and the Term A-2 Loan must already have been drawn; and

(j)    payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3    Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that the Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Credit Extensions set forth in this Agreement, to obtain each Credit Extension, Borrower shall notify the Collateral Agent, with respect to the Term Loans, and the Bank, with respect to the Revolving Line, (each of which notices shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time twelve (12) Business Days prior to the date the Credit Extension is to be made (unless a shorter period for such notice is agreed to by Collateral Agent or Bank, as applicable). Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Disbursement Letter and Loan Advance/Payment Authorization executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. Notwithstanding anything herein or in any other Loan Document to the contrary, the parties agree that Borrower is by its execution hereof hereby requesting the Term A-1 Loan and the Term A-2 Loan to be funded upon the earliest date when they become available, subject to the prior satisfaction of all other applicable conditions, and is accordingly notifying the Collateral Agent.

4.	CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Collateral Agent, effective as of the Funding Date of the first Credit Extension made hereunder, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall grant to Collateral Agent, for the ratable benefit of the Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend the Term Loan has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2    Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent, from and after the Funding Date of the first Credit Extension made hereunder, to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1    Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on or before the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete as of the Effective Date or as of the date of the most recently delivered update or supplement delivered by Borrower to Collateral Agent in accordance with the terms hereof.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2    Collateral.

(a)    Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens and, prior to the Funding Date of the initial Credit Extension, Liens securing Existing Indebtedness, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith with respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

(b)    The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the Account Debtor or its agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of an actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

(c)    The security interest granted herein, which shall become effective as of the Funding Date of the first Credit Extension made under this Agreement, once effective shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien.

(d)    On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

(e)    All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(f)    Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and, prior to the Funding Date of the initial Credit Extension, Liens securing Existing Indebtedness. Except as noted on the Perfection Certificates delivered to Collateral Agent as of the Effective Date, and as updated from time to time with respect hereto in accordance with the terms hereof, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

5.3    Litigation. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00) or a claim for infringement of any intellectual property. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any Subsidiaries involving challenges to the validity of the Intellectual Property.

5.4    No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries. Since the date of the most recent financial statements submitted to any Lender, there has not been a Material Adverse Change.

5.5    Solvency. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6    Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7    Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8    Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has (i) timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, and (ii) has timely paid all foreign, federal, state, and material local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries, in each case of (i) and (ii), in an amount greater than Twenty-Five Thousand Dollars ($25,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional taxes (in an amount greater than Twenty-Five Thousand Dollars ($25,000.00)) becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9    Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Term A-1 Loans shall be used by Borrower to repay the Existing Indebtedness in full on the Funding Date of the Term A-1 Loans.

5.10    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1    Government Compliance.

(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)    Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.

6.2    Financial Statements, Reports, Certificates; Notices.

(a)    Deliver to Collateral Agent and each Lender:

(i)    (A) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared income statement and cash burn statement covering the consolidated operations of Borrower and its Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent and (B) as soon as available, but no later than forty-five (45) days after the last day of each quarter a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent;

(ii)    as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the Securities and Exchange Commission, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion;

(iii)    as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of ten (10) days after such approval and forty-five (45) days after the last day of Borrower’s fiscal year, Borrower’s annual (A) financial projections and (B) budget, in each case, for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any board approved revisions to such projections and/or budget approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval;

(iv)    within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s board of directors, security holders or holders of Subordinated Debt;

(v)    in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vi)    prompt notice of any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

(vii)    as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, provided that (x) Borrower shall cause such statements to be provided to Collateral Agent and each Lender by the applicable institution(s), by virtue of the inclusion of the same in any control agreement(s) delivered by such institution(s);

(viii)    prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change;

(ix)    prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the Borrower’s Intellectual Property and (B) could reasonably be expected to result in a Material Adverse Change;

(x)    written notice at least (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xi)    prompt written notice upon Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred and Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries), (B) changing its jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its legal name, or (E) changing any organizational number (if any) assigned by its jurisdiction of organization;

(xii)    upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

(xiii)    immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv)    notice of any commercial tort claim which could result in proceeds to the Borrower in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) and of the general details thereof;

(xv)    if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and

(xvi)    other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i)(A), deliver to Collateral Agent and each Lender:

(i)    a duly completed Compliance Certificate signed by a Responsible Officer;

(ii)    after the first Advance hereunder has been made, a Borrowing Base Certificate signed by a Responsible Officer, together with detailed aged listings by invoice date of accounts receivable and accounts payable; provided, however, such a Borrowing Base Certificate along with detailed aged listings by invoice date of accounts receivable and accounts payable shall also be delivered five (5) Business Days in advance of first Advance made hereunder;

(iii)    copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(iv)    written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(v)    written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than Two Hundred and Fifty Thousand Dollars ($250,000.00); and

(vi)    written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Two Hundred and Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year.

(c)    Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless

(and more frequently if) an Event of Default has occurred and is continuing. Notwithstanding the foregoing, upon request of any Lender, but not more frequently than annually, unless an Event of Default has occurred and is continuing, Borrower agrees to permit Collateral Agent or such Lender to communicate with Borrower’s accounting firm with respect to the consolidated financial statements delivered pursuant to this Section 6.2.

(d)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i)(B), deliver to Collateral Agent and each Lender, an updated Perfection Certificate to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement; in each case, subject to the review and approval of Collateral Agent and each Lender.

(e)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii), deliver to Bank a detailed listing of each Account Debtor and each such Account Debtor’s contact information

6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.

6.4    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all federal, state and material foreign and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent and each Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5    Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Collateral Agent. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. Effective as of the Funding Date of the first Credit Extension made under this Agreement, the Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within 180 days of receipt thereof up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Three Hundred Thousand Dollars ($300,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6    Operating Accounts.

(a)    From and after the date ninety (90) days from the Effective Date, Borrower shall maintain its, and its Domestic Subsidiaries’, domestic depository and operating accounts with Bank, subject to a Control Agreement in favor of, and in form and content acceptable to, Collateral Agent; provided, however, that during such ninety (90) day period, all Collateral Accounts maintained with any bank or financial institution shall be subject to one or more Control Agreements in favor of Collateral Agent that are in such form and substance as are acceptable to Collateral Agent.

(b)    Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any of its Subsidiaries establishes any Collateral Account. In addition, for each Collateral Account that Borrower or any of its Subsidiaries at any time maintains, commencing with the Funding Date of the first Credit Extension made hereunder, Borrower or such Subsidiary shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificate.

(c)    Neither Borrower nor any of its Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Section 6.6.

(d)    Lock Box; Dominion of Funds. Without liming any of the foregoing:

(i)    Borrower agrees that the Obligations with respect to the Revolving Line shall be on a “remittance basis.” Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrower’s expense), prior to the Funding Date of the initial Advance and no later than ninety (90) days from the Effective Date:

(1)    A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Borrower expressly authorizes Bank, from time to time, to remove the contents from the Lock Box, for disposition in accordance with this Agreement. Borrower shall notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices; and

(2)    A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Dominion of Funds Account”) to which Bank shall have exclusive access and control. Borrower shall notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to the Dominion of Funds Account, and Borrower, at Bank’s request, shall include a like statement on all invoices. Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Dominion of Funds Account.

(ii)    Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Lock Box or Dominion of Funds Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or Dominion of Funds Account, as applicable;

(iii)    All items or amounts which are remitted to the Dominion of Funds Account, or otherwise delivered by or for the benefit of Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, be applied to the payment of outstanding Advances, whether then due or not, with the balance, if any, deposited to Borrower’s operating account maintained at Bank. After the occurrence and during the continuance of an Event of Default, all items or amounts remitted to the Lock Box, the Dominion of Funds Account or that Bank has otherwise received shall, in Bank’s sole discretion, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower shall indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from bank’s own negligence except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of a challenge to the validity, or material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent, not to be unreasonably withheld. If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall substantially contemporaneously provide written notice thereof to Collateral Agent and each Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least ten (10) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

6.8    Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9    Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Funding Date of the first Credit Extension made under this Agreement, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first receive the written consent of Collateral Agent and, in the event that the Collateral at any new location is valued in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, at Collateral Agent’s election, Borrower shall cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent no later than fifteen (15) days after the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10    Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify Collateral Agent of such creation or acquisition, and Borrower or such Guarantor shall take all actions reasonably requested by Collateral Agent to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either a co-Borrower hereunder or a secured guarantor with respect to the Obligations, if such New Subsidiary is organized under the laws of the United States; and (ii) to grant and pledge to Collateral Agent a perfected security interest in the Shares of such New Subsidiary.

6.11    Financial Covenant. Borrower shall achieve the following TTM Revenue, as determined by Collateral Agent:

(a)    As tested on June 30, 2019, September 30, 2019 and December 31, 2019, actual TTM Revenue for the 12-month period then ended in an amount not less than eighty-five percent (85.00%) of the projections for the same 12-month period as then ended as set forth in the Management Plan; and

(b)    As tested on the last date of each quarter starting with the quarter ending March 31, 2020, actual TTM Revenue for the 12-month period then ended in an amount not less than seventy-five percent (75.00%) of the projections for the same 12-month period as then ended as set forth in the Management Plan.

6.12    Liquidity Covenant. Effective as of the Funding Date of the first Credit Extension made under this Agreement, Borrower shall at all times maintain in a Collateral Account subject to a Control Agreement in favor of Collateral Agent a cash balance of not less than an amount equal to: (i) the greater of (A) Three Million Dollars ($3,000,000.00) or (B) the Cash Burn of Borrower in the immediately preceding three months, minus (ii) such amount of Revolving Line (if any) as is then available to Borrower but has not been drawn by the Borrower; provided, however, the cash balance in such aforementioned Collateral Account shall not be less than Two Million Dollars ($2,000,000.00) at any given time.

6.13    Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement, including without limitation, permit Collateral Agent or any Lender to discuss Borrower’s financial condition with Borrower’s accountants.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1    Dispositions. From and after the Funding Date of the first Credit Extension made under this Agreement, convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses and (d) other assets of Borrower and its Subsidiaries the book value of which does not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year.

7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent and each Lender within ten (10) days of such, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) Borrower ceases to own 100% of the ownership interests of a Subsidiary of Borrower. Borrower shall not, without at least ten (10) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00)in assets or property of Borrower or any of its Subsidiaries); (B) change its jurisdiction of organization,

(C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4    Indebtedness. From and after the Funding Date of the first Credit Extension made under this Agreement, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance. From and after the Funding Date of the first Credit Extension made under this Agreement, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7    Restricted Payments. From and after the Funding Date of the first Credit Extension made under this Agreement, pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases (i) do not exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate per fiscal year or (ii) are transactions for which the consideration is limited to the cancellation of indebtedness owed by such employee, director or consultant to Borrower, provided further that the aggregate amount of such cancelled indebtedness does not exceed Five Hundred Thousand Dollars ($500,000.00) in any given year, unless consented to by the Required Lenders, which consent shall not be unreasonably withheld.

7.8    Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.

7.10    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure to comply or violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12    Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13    Material Agreements. Borrower shall provide Collateral Agent no less than ten (10) days’ notice after the termination of any Material Agreement.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1     Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date or acceleration pursuant to Section 9.1 (a) hereof);

8.2    Covenant Default.

(a)    Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.10 (Creation/Acquisition of Subsidiaries), 6.7 (Protection of Intellectual Property Rights), 6.11 (Financial Covenant) or 6.12 (Minimum Liquidity) or Borrower violates any provision in Section 7; provided, however, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.11, Collateral Agent may, in its sole discretion, allow Borrower to cure such breach by means of raising such amount of capital from the sale and issuance of its equity securities during such period of time as Collateral Agent may permit in its sole discretion; or

(b)    Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loan shall be made during such cure period).

8.3    Material Adverse Change. A Material Adverse Change has occurred;

8.4    Attachment; Levy; Restraint on Business.

(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)    (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

8.5    Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loan shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6    Other Agreements. There is (a) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or could reasonably be expected to have a Material Adverse Change; or (b) any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder;

8.7    Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof; or (b) any judgment, orders or decrees rendered against Borrower that could reasonably be expected to result in a Material Adverse Change;

8.8    Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9    Subordinated Debt. A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10    Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Section 8 occurs with respect to any Guarantor; or (d) a Material Adverse Change with respect to any Guarantor;

8.11    Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter or Regulatory Action to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change even if such settlement agreement is based on previously disclosed conduct; or (v) Borrower or any of its Subsidiaries fails to remediate observations identified in an FDA Form 483 notice of inspection observation to Collateral Agent’s reasonable satisfaction within six months of receipt; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.12    Lien Priority; Intellectual Property. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law. Any Intellectual Property material to Borrower’s business shall cease to be validly owned or licensed by Borrower free and clear of any Liens other than Permitted Liens.

9.	RIGHTS AND REMEDIES

9.1    Rights and Remedies.

(a)    From and after the Funding Date of the first Credit Extension made under this Agreement, upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b)    Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, from and after the Funding Date of the first Credit Extension made under this Agreement, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)    foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)    apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii)    commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)    Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv)    place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)    demand and receive possession of Borrower’s Books;

(vi)    appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii)    subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2    Power of Attorney. Effective as of the Funding Date of the first Credit Extension made under this Agreement, Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to extend the Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide the Credit Extensions terminates.

9.3    Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral

Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Credit Extension and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5     Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral

Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	BIONANO GENOMICS, INC.
9540 Towne Centre Drive
Suite 100
San Diego, CA 92121
Attn: Michael Ward
Email: mward@bionanogenomics.com
with a copy (which shall
not constitute notice) to:

Cooley LLP
James Pennington
4401 Eastgate Mall
San Diego, CA 92121-1909
Attn: James Pennington
Email: jpennington@cooley.com

If to Collateral Agent:	INNOVATUS LIFE SCIENCES
LENDING FUND I, LP
777 Third Avenue, 25th Floor
New York, NY 10017
Attn: Claes Ekstrom
Email: cekstrom@innovatuscp.com

with a copy to:	EAST WEST BANK
2350 Mission College Blvd.
Ste. 988
Santa Clara, CA 95054
Attn: James Tai
Email: James.Tai@eastwestbank.com

with a copy (which shall
not constitute notice) to:	Greenberg Traurig, LLP

One International Place
Boston, MA 02110

Attn: Abdullah Malik
Fax: (617) 897-0983
Email: malikab@gtlaw.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1    Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2    Governing Law and Jurisdiction.

(a)    THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)    Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)    Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in1 all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2    Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4    Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5    Amendments in Writing; Integration.

(a)    No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i)    no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Commitment Amount or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)    no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii)    no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Credit Extension or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Credit Extension (B) postpone the date fixed for, or waive, any payment of principal of any Credit Extension or of interest on any Credit Extension (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Commitment Amount, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b)    Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)    This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8    Confidentiality. In handling any confidential information of Borrower, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral

Agent’s Subsidiaries or Affiliates; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in any Credit Extension (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent at no fault of the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, so long as the identity of Borrower is not disclosed and the use is not for competing with the business of Borrower, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9    Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10    Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Commitment or Credit Extension to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available upon reasonable advance notice to meet with Collateral Agent and prospective participants and assignees of Commitments (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Commitment or Credit Extension reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11    Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.

12.12    Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Annex I attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Annex I attached hereto.

12.13    Intercreditor Agreement. The parties (a) consent to the subordination of Liens provided for in the Intercreditor Agreement and (b) agree that they will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement.

13.	DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.

“Aggregate Equity Value” of Borrower on any given day is the sum of (i) the closing price of Borrower’s Common Stock on Nasdaq Stock Market LLC on such day (or the then last trading day on the Nasdaq Stock Market LLC, if such day is not a trading day) multiplied by the then outstanding number of shares of common stock of Borrower, (ii) if warrants to purchase Common Stock of Borrower (currently traded under the symbol BNGOW) are then traded on Nasdaq Stock Market LLC, the closing price on Nasdaq Stock Market LLC on such day (or the then last trading day on the Nasdaq Stock Market LLC, if such day is not a trading day) of one such warrant multiplied by the then outstanding number of such warrants and (iii) the aggregate Stock Option Values of all then issued and outstanding In Money Stock Options.

“Amortization Date” is the earlier of (i) the date of an Event of Default occurring (the “Early Amortization Date”), and (ii) the thirty sixth (36th) Payment Date following the Effective Date.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bank” is defined in the preamble to this Agreement.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal,

and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” means an amount equal to eighty percent (80.00%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided that Bank may, with prior notice to Borrower, change the advance rate in Bank’s reasonable discretion based upon the results of Collateral audits; provided, further, that Borrowing Base shall be no greater than One Million Five Hundred Thousand Dollars ($1,500,000.00), if on the Funding Date of the Advance, the Debt To Equity Ratio (the calculation of which must be acceptable to Bank) is equal to or greater than 38.75%.

“Borrowing Base Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Burn” is the cash used by Borrower in its operations and in investing activities.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Commitment Amount” is set forth in Schedule 1.1, as amended from time to time.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commitments” means, collectively, the Revolving Line Commitments and the Term Loan Commitments.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent, for the benefit of the Lenders, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is each Advance, Term Loan or any other extension of credit by any Lender to or for the benefit of Borrower hereunder.

“Debt To Equity Ratio” is at any given time the ratio of aggregate outstanding Indebtedness of Borrower (including, without limitation, the Indebtedness outstanding under this Agreement and the aggregate amount of all Credit Extensions then requested by Borrower hereunder but not as yet funded by Lenders) at such time to the Aggregate Equity Value of Borrower at such time, expressed as a percentage.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disbursement Letter” is that certain form attached hereto as EXHIBIT B-2.

“Domestic Subsidiary” means any Subsidiary which is not a Foreign Subsidiary.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties set forth in Section 5.2; provided, that Bank may, in its reasonable discretion, change the standards of eligibility immediately by giving Borrower a written notice of the effectiveness of any such change. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay in full within ninety (90) days of invoice date;

(b)    Uninsured Accounts with respect to which the Account Debtor does not have its principal place of business in the United States;

(c)    Credit balances over ninety (90) days;

(d)    Accounts with respect to an Account Debtor, twenty-five percent (25%) of whose Accounts the Account Debtor has failed to pay within ninety (90) days of invoice date, except as approved in writing by Bank;

(e)    Accounts with respect to an Account Debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(f)    Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor;

(g)    Accounts consisting of non-trade claims, i.e., freight claims, insurance claims, warranty claims, claims against government, etc.;

(h)    Accounts arising from cash sales or from collect on delivery sales of inventory;

(i)    Accrued finance charges on Account;

(j)    Accounts which consists of progress billings;

(k)    Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States, except for (i) Accounts of the United States, or (ii) Accounts with the United States Department of Veterans Affairs (and related hospitals), if in each case Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C, 3727);

(l)    Accounts with respect to which Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, but only to the extent of any amounts owing to the Account Debtor against amounts owed to Borrower;

(m)    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the Account Debtor may be conditional;

(n)    Accounts with respect to which the Account Debtor is an officer, employee, agent or Affiliate of Borrower;

(o)    Accounts that have not yet been billed to the Account Debtor or that relate to deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(p)    Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, has filed for bankruptcy protection, is or becomes Insolvent, or goes out of business;

(q)    Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(r)    Retentions and hold-backs.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” is the indebtedness of Borrower to MidCap Financial Trust in the aggregate principal outstanding amount as of the Effective Date of approximately Ten Million Eight Hundred Sixty Thousand Eight Hundred Thirty-Seven and 44/100 Dollars ($10,860,837.44) pursuant to that certain Credit and Security Agreement, dated June 29, 2018, entered into by and between MidCap Financial Trust and Borrower.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fee payable hereunder) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of the Term Loan pursuant to Section 2.2(c) or (d), in each case equal to Three and Seventy-Five Hundredths percent (3.75%) multiplied by the aggregate amount of the Term Loans funded, payable to Lenders in accordance with their respective Pro Rata Shares.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof.

“Funding Date” is any date on which the Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“In Money Stock Option” is an option to purchase shares of Borrower’s Common Stock at a strike price per share that is less than the then last closing price of one share of Borrower’s Common Stock on the Nasdaq Stock Market LLC.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to Borrower;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)    all licenses, sublicenses or other contracts under which Borrower or any Subsidiary is granted rights by third parties in any Intellectual Property asset.

“Intercreditor Agreement” means that certain Intercreditor Agreement, as modified, amended and or restated from time to time in the sole discretion of Collateral Agent, by and between the Bank and Collateral Agent.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Collateral Agent and dated as of the date of the first Credit Extension made under this Agreement, as may be amended, restated, or otherwise modified or supplemented from time to time.

“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Erik Holmlin as of the Effective Date and (ii) Chief Financial Officer, who is Mike Ward as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses (provided, however, neither any Lender nor the Collateral Agent will be obligated to provide detailed or itemized invoices for such fees and expenses), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the IP Security Agreement, the Intercreditor Agreement, each Secured Promissory Note, each Warrant, the Perfection Certificate(s), each Control Agreement, each Compliance Certificate, each Loan Payment Request Form, each Disbursement Letter, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Loan Payment Request Form” is that certain form attached hereto as EXHIBIT B-1.

“Management Plan” is Borrower’s projected revenue attached hereto as Annex X.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or any Subsidiary, when taken as a whole; (b) a material impairment of the prospect of repayment of any portion of the Obligations, or (c) a material adverse effect on the Collateral.

“Material Agreement” is any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate or any license, agreement or other contractual arrangement conveying rights in or to any intellectual property necessary to make, use or sell any Inventory, products or services of Borrower or any Subsidiary.

“Maturity Date” is the earlier of (i) March 1, 2024 and (ii) twenty-four (24) months following the Early Amortization Date, if triggered.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Fee, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrant).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on April 1, 2019.

“Permitted Indebtedness” is:

(a)    Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c)    Subordinated Debt;

(d)    unsecured Indebtedness to trade creditors and Indebtedness in connection with credit cards incurred in the ordinary course of business;

(e)    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Fifty Thousand Dollars ($50,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be; and

(h)    any other unsecured Indebtedness in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate at any time outstanding.

“Permitted Investments” are:

(a)    Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b)    (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)    Investments consisting of Deposit Accounts in which Collateral Agent has a perfected security interest;

(e)    Investments in connection with Transfers permitted by Section 7.1;

(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)    Investments in Subsidiaries, not to exceed Fifty Thousand Dollars ($50,000.00) per fiscal year;

(j)    Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any such cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year; and

(k)    any other Investments in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public and (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arm’s-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property.

“Permitted Liens” are:

(a)    Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)    liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)    Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6 hereof;

(i)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(j)    Permitted Licenses.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)    for a prepayment made pursuant to Section 2.2(c) on or after the Funding Date of the Term Loan through and including the first anniversary of the Funding Date of the Term Loan, three percent (3.00%) of the principal amount of the Term Loan prepaid;

(ii)    for a prepayment made after the date which is the first anniversary of the Funding Date of the Term Loan through and including the date which is the second anniversary of the Funding Date of the Term Loan, two percent (2.00%) of the principal amount of the Term Loan prepaid;

(iii)    for a prepayment made after the date which is the second anniversary of the Funding Date of the Term Loan through and including the date which is the third anniversary of the Funding Date of the Term Loan, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iv)    for a prepayment made after the date which is the third anniversary of the Funding Date of the Term Loan and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term Loan prepaid.

For the purposes of clarification, no voluntary prepayment of a Term Loan may be made prior to the first anniversary of the Effective Date.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Prohibited Territory” is any country jurisdiction listed by the OFAC as to which transactions between a United States Person and that territory are prohibited.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in the Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty one percent (51%) of the aggregate outstanding principal balance of the Term Loan.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Revolving Facility Fee” is a fee due on the Effective Date equal to Seventy-Five Hundredths percent (0.75%) of the Revolving Line; payable solely for the account of Bank.

“Revolving Line” means a Credit Extension by Bank of up to Five Million Dollars ($5,000,000.00).

“Revolving Line Commitments” is, for any Lender, the obligation of such Lender to make Advances, up to the principal amount shown on Schedule 1.1; it being agreed and understood that neither INNOVATUS LIFE SCIENCES LENDING FUND I, LP nor any of its Affiliates has any Revolving Line Commitment.

“Secured Promissory Note” is defined in Section 2.6.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Shares” is (x) one hundred percent (100.00%) of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any Subsidiary which is organized under the laws of the United States, and (y) sixty-five percent (65.00%) of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any Subsidiary which is not organized under the laws of the United States.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Stock Option Value” of any In Money Stock Option is the number of shares of Common Stock of Borrower for which such In Money Stock Option can be exercised multiplied by the difference between the last closing price per share of Common Stock of Borrower on the Nasdaq Stock Market LLC and the strike per share of Borrower’s Common Stock for such In Money Stock Option.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Term A-1 Draw Period” is the period commencing on the Effective Date and ending on the earlier of (i) March 31, 2019 and (ii) the occurrence of the Event of Default.

“Term A-1 Loan” is defined in Section 2.2(a)(i) hereof.

“Term A-2 Draw Period” is the period commencing on the later of (i) Effective Date and (ii) the first date on which Debt to Equity Ratio for each of the last five consecutive trading days on the Nasdaq Stock Market LLC (based on the closing price of Borrower’s Common Stock on the Nasdaq Stock Market LLC on each such day) was less than 38.75%, and ending on the earlier of (i) December 31, 2019 and (ii) the occurrence of the Event of Default.

“Term A-2 Loan” is defined in Section 2.2(a)(ii) hereof.

“Term B Draw Period” is the period commencing on the achievement of the Term B Milestone and ending on the earlier of (i) January 31, 2020 and (ii) the occurrence of an Event of Default; provided, however, that the Term B Draw Period shall not commence if Borrower does not achieve the Term B Milestone and/or on January 31, 2020, an Event of Default has occurred and is continuing.

“Term B Loan” is defined in Section 2.2(a)(iii) hereof.

“Term B Milestone” means, as of the Funding Date of the Term B Loan, (a) TTM Revenue of Borrower of greater than Thirteen Million Dollars ($13,000,000), (b) TTM Gross Margin of Borrower of at least forty percent (40%) and (c) Debt To Equity Ratio of less than 38.75%; in each case, subject to delivery of evidence of the same, in form and content satisfactory, to Collateral Agent and the Lenders.

“Term Loan” is defined in Section 2.2(a)(iii) hereof.

“Term Loan Basic Rate” is with respect to Term Loan, the floating per annum rate of interest (based on a year of three hundred sixty five (365) days) equal to the sum of (a) the greater of (i) Five and one-half percent (5.50%) and (ii) Prime Rate, subject to Section 2.5(g), and (b) Four and seventy-five hundredths percent (4.75%).

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make the Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Facility Fee” is a fee due on the Effective Date equal to one and twenty-five hundredths percent (1.25%) of the total funded Term A-1 Loan; an additional one and twenty-five hundredths percent (1.25%) of the total funded Term A-2 Loan, if and when funded; and an additional one and twenty-five hundredths percent (1.25%) of the total funded Term B Loan, if and when funded; in each case, payable to Collateral Agent for the ratable benefit of the Lenders according to their Term Loan Commitments.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“TTM Gross Margin” means trailing twelve (12) months’ gross margin, determined in accordance with GAAP, as of any date of determination, excluding any one-time charge to cost of goods sold.

“TTM Revenue” means trailing twelve (12) months’ revenue, determined in accordance with GAAP, as of any date of determination.

“Warrant” means any of that certain Warrant to Purchase Stock dated the Effective Date issued by Borrower in favor of each Lender or such Lender’s Affiliates or any other warrant entered into in connection with the Term Loan, all as may be amended, restated, or otherwise modified or supplemented from time to time.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

BIONANO GENOMICS, INC.

By	/s/ Robert Erik Holmlin
Name:	Robert Erik Holmlin
Title:	Chief Executive Officer

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By: Innovatus Life Sciences GP, LP
Its: General Partner

	By	/s/ Andrew Dym
	Name:	Andrew Dym
	Title:	Authorized Signatory

EAST WEST BANK:

EAST WEST BANK

By	/s/ James Tai
Name:	James Tai
Title:	Managing Director/Head of Life Sciences

SCHEDULE 1.1

Lenders and Commitments

Term A-1 Loans

Lender	Term A-1 Loan Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$17,500,000.00	100.00%

TOTAL	$17,500,000.00	100.00%

Term A-2 Loans

Lender	Term A-2 Loan Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$2,500,000.00	100.00%

TOTAL	$2,500,000.00	100.00%

Term B Loans

Lender	Term B Loan Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$5,000,000.0	100.00%

TOTAL	$5,000,000.00	100.00%

Aggregate (All Term Loans)

Lender	Term Loan Commitment	Commitment Percentage
INNOVATUS LIFE SCIENCES LENDING FUND I, LP	$25,000,000.00	100.00%

TOTAL	$25,000,000.00	100.00%

Revolving Line

Lender	Revolving Line Commitment	Commitment Percentage
EAST WEST BANK	$5,000,000.00	100.00%

TOTAL	$5,000,000.00	100.00%

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B-1

Loan Payment Request Form

Fax To:	Date:

LOAN PAYMENT:

BIONANO GENOMICS, INC.

From Account #                                                                                         To Account

#

(Deposit Account #)                                                                                               (Loan Account #)

Principal $                                                                                                 and/or Interest

$

Authorized Signature:                                                                              Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #                                                                                      To Account

#

(Loan Account #)                                                                                           (Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:                                                                               Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name:

                                                                                  Amount of Wire: $

Beneficiary Bank:

                                                                                  Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:                                                        Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:                                                                                     Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:                                                                           2nd Signature (if required):

Print Name/Title:                                                                                   Print Name/Title:

Telephone #:                                                                   Telephone #:

EXHIBIT B-2

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

[DATE]

The undersigned, being the duly elected and acting                      of BIONANO GENOMICS, INC., a Delaware corporation (“Borrower”), does hereby certify to INNOVATUS LIFE SCIENCES LENDING FUND I, LP (“Innovatus” and “Lender”), as collateral agent (the “Collateral Agent”) in connection with that certain Loan and Security Agreement dated as of [DATE], by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.    The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2.    No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.    Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.    All conditions referred to in Section 3 of the Loan Agreement to the making of the Credit Extension to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5.    No Material Adverse Change has occurred.

6.    The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7.    The proceeds of the Term [A-1][A-2][B] Loan shall be disbursed as follows:

Disbursement from Innovatus:
Loan Amount	$
Plus:
—Deposit Received	$
Less:
—Facility Fee	($	)
—Existing Debt Payoff to be remitted to MidCap Financial Trust per the Payoff Letter dated March [ ], 2019	($	)
[—Interim Interest	($	)]
—Lender’s Legal Fees (Greenberg Traurig, LLP)	($	)*
—Lender’s IP Due Diligence Fees (Leason Ellis LLP)	($	)
—Lender’s Technology Due Diligence Fees (Equitas Life Sciences, LLC)	($	)
—Lender’s Management Background Check Fees (Exiger)	($	)
—Lender’s Expert Calls (Coleman Research Group)	($	)
—Lender’s Expert Calls (AlphaSights)	($	)
—Lender’s T&E	($	)
Net Proceeds due from Innovatus:	$
TOTAL TERM [A-1][A-2][B] LOAN NET PROCEEDS FROM INNOVATUS	$

8.    The [initial][Term Loan][Term A-1 Loan][Term A-2 Loan][Term B Loan] shall amortize in accordance with the Loan Interest Rate And Payment Of Principal schedule attached as Annex Y (as amended or restated from time to time) to the Loan Agreement.

9.    The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:	[BIONANO GENOMICS, INC.]

Bank Name:

Bank Address:

Account Number:

ABA Number:

[Balance of Page Intentionally Left Blank]

*	Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

Dated as of the date first set forth above.

BORROWER:

BIONANO GENOMICS, INC.

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

INNOVATUS LIFE SCIENCES LENDING FUND I, LP

By:	Innovatus Life Sciences GP, LP
Its:	General Partner

By
Name:
Title:

EXHIBIT C

Compliance Certificate

TO:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent and Lender EAST WEST BANK, as Lender

FROM:	BIONANO GENOMICS, INC., as Borrower

The undersigned authorized officer (“Officer”) of BIONANO GENOMICS, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of [DATE], by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)    Borrower is in complete compliance for the period ending                      with all required covenants except as noted below;

(b)    There are no Defaults or Events of Default, except as noted below;

(c)    Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d)    Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e)    No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual		Complies
1)	Financial statements	Monthly within 30 days and quarterly within 45 days		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 120 days after FYE		Yes	No	N/A

3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within earlier 10 days of approval or 45 days of FYE), and when revised (no later than 7 days of approval)		Yes	No	N/A

4)	8-K, 10-K and 10-Q Filings	If applicable, within 5 days of filing		Yes	No	N/A

5)	Month-end account statements	Monthly within 30 days		Yes	No	N/A

6)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A

7)	IP Report	When required		Yes	No	N/A

8)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$	Yes	No	N/A

9)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$	Yes	No	N/A

10)	Loan confirmation submitted to the fund administrator for Innovatus Life Sciences Lending Fund I, LP (see Exhibit C-2 to the Loan Agreement)			Yes	No	N/A

11)	Perfection Certificate	Quarterly within 45 days		Yes	No	N/A

12)	Borrowing Base Certificate	Monthly within 30 days		Yes	No	N/A

13)	A/R & A/P agings	If applicable		Yes	No	N/A

	Financial Covenant	Requirement	Actual	Complies
1)	Minimum TTM Revenue	FQs ending in 2019, 85% of Management Plan, FQs thereafter, 75% of Management Plan	%	Yes	No	N/A

2)	Minimum Liquidity	Greater of $3,000,0000 or trailing 3 months cash burn less capacity under the Revolving Line; provided, however, must not be less than Two Million Dollars ($2,000,000.00)	$	Yes	No	N/A

Negative Covenant Compliance

	Negative Covenant	Complies
1)	Dispositions (§ 7.1)	Yes	No	N/A

2)	Changes in Business, Management, Ownership, or Business Locations (§ 7.2)	Yes	No	N/A

3)	Mergers or Acquisitions (§ 7.3)	Yes	No	N/A

4)	Indebtedness (§ 7.4)	Yes	No	N/A

5)	Encumbrance (§ 7.5)	Yes	No	N/A

6)	Maintenance of Collateral Accounts (§ 7.6)	Yes	No	N/A

7)	Restricted Payments (§ 7.7)	Yes	No	N/A

8)	Investments (§ 7.8)	Yes	No	N/A

9)	Transactions with Affiliates (§ 7.9)	Yes	No	N/A

10)	Subordinated Debt (§ 7.10)	Yes	No	N/A

11)	Compliance (§ 7.11)	Yes	No	N/A

12)	Compliance with Anti-Terrorism Laws (§ 7.12)	Yes	No	N/A

13)	Material Agreements (§ 7.13)	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Other Matters

1)	Have there been any changes in any Key Person since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00)?	Yes	No

4)	Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

5)	Has Borrower or any Subsidiary entered into or amended any Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No

6)	Has Borrower provided the Collateral Agent with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No

7)	Have there been any material updates to the contents of the Perfection Certificate last delivered? If yes, please explain.	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

BIONANO GENOMICS, INC.

By:
Name:
Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status: Yes No

Exhibit C-2

Loan Confirmation

In accordance with the loan documents, Innovatus Life Sciences Lending Fund I, LP and Innovatus Life Sciences Offshore Fund I, LP (collectively, the “Funds”), managed by Innovatus Capital Partners, LLC, please complete the information below on a quarterly basis and sign and date this confirmation. Please then send directly to the Funds administrator, SS&C Technologies Inc., the following information related to the Funds’ total investment in Bionano Genomics, Inc.:

1)	Please provide the following information as it relates to the Funds (Include: Date, Loan Description, Principal Outstanding): Please see table below

Date – For the Quarter Ended	Loan Description	Principal Outstanding

Total

Please sign, date, and email a copy of your response to SS&C Technologies at innovatuscp.pe@sscinc.com and copy kbergen@innovatuscp.com no later than 30 days after quarter end.

CONFIRMATION:

Signature:
Print Name:
Title:
Date:
Phone:

EXHIBIT D

BORROWING BASE CERTIFICATE

Form to be provided by Bank upon the completion of successful and satisfactory (to Bank) collateral audit of Borrower by Bank

EXHIBIT E

Form of Secured Promissory Note

[see attached]

SECURED PROMISSORY NOTE

(Term [A-1][A-2][B] Loan)

$	Dated: [DATE]

FOR VALUE RECEIVED, the undersigned, BIONANO GENOMICS, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of [INNOVATUS LIFE SCIENCES LENDING FUND I, LP][EAST WEST BANK] (“Lender”) the principal amount of [                    ] MILLION DOLLARS ($            ) or such lesser amount as shall equal the outstanding principal balance of the Term [A-1][A-2][B] Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term [A-1][A-2][B] Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated [DATE] by and among Borrower, Lender, INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term [A-1][A-2][B] Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term [A-1][A-2][B] Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term [A-1][A-2][B] Loan, interest on the Term [A-1][A-2][B] Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

BIONANO GENOMICS, INC.

By
Name:
Title:

SECURED PROMISSORY NOTE

(Revolving Line)

$5,000,000.00	Dated: [DATE]

FOR VALUE RECEIVED, the undersigned, BIONANO GENOMICS, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of EAST WEST BANK (“Lender”) the principal amount of FIVE MILLION DOLLARS ($5,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Revolving Line made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Revolving Line, at the rates and in accordance with the terms of the Loan and Security Agreement dated [DATE] by and among Borrower, Lender, INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Revolving Line, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of secured Advances by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Revolving Line, interest on the Revolving Line and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

BIONANO GENOMICS, INC.

By
Name:
Title:

CORPORATE BORROWING CERTIFICATE

BORROWER:	BIONANO GENOMICS, INC., a Delaware corporation	DATE: [DATE]

LENDERS:	INNOVATUS LIFE SCIENCES LENDING FUND I, LP, as Collateral Agent and Lender
EAST WEST BANK, as Lender

I hereby certify as follows, as of the date set forth above:

1.    I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.    Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3.    Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s bylaws. Neither such Articles/Certificate of Incorporation nor such bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Articles/Certificate of Incorporation and such bylaws remain in full force and effect as of the date hereof.

4.    The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Collateral Agent a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

[Issue Warrants. Issue warrants for Borrower’s capital stock.]

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

5.    The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                      of Borrower, hereby certify as to paragraphs 1 through 5 above, as

    [print title]

of the date set forth above.

By:
Name:
Title:

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT A

Articles/Certificate of Incorporation (including amendments)

[see attached]

EXHIBIT B

Bylaws

[see attached]

ANNEX I

Collateral Agent and Lender Terms

1.    Appointment of Collateral Agent.

(a)    Each Lender hereby appoints INNOVATUS LIFE SCIENCES LENDING FUND I, LP (together with any successor Collateral Agent pursuant to Section 7 of this Annex I) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)    Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Collateral Agent and each Lender for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Annex I to the extent provided by Collateral Agent.

(c)    Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by any other Lender or any of its Affiliates in any capacity.

2.    Binding Effect; Use of Discretion; E-Systems.

(a)    Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b)    If Collateral Agent shall request instructions from Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

(c)    Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3.    Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or Knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.

4.    Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes the Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5.    Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (a “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6.    Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Annex I to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Annex I.

7.    Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Annex I. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (d) subject to its rights under Section

2(b) of this Annex I, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8.    Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a)    any Guarantor or Subsidiary “co-borrower” if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b)    any Lien held by Collateral Agent for the benefit of itself and the Lenders against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Commitments, (B) payment in full in cash of all of the Obligations that Collateral Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9.    Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable requirement of law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Annex I, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10.    Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a)    Advances; Payments. If Collateral Agent receives any payment with respect to the Term Loan for the account of Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to the Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b)    Return of Payments.

(i)    If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)    If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c)    Non-Funding Lenders.

(i)    Unless Collateral Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Collateral Agent such Lender’s Pro Rata Share of such Term Loan, Collateral Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Annex I, and Collateral Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Collateral Agent, such Lender and Borrower severally agree to repay to Collateral Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Collateral Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Collateral Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Collateral Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.

(ii)    To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lender” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d)    Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

ANNEX X

MANAGEMENT PLAN

PLEASE SEE ATTACHED

ANNEX Y

LOAN INTEREST RATE AND PAYMENT OF PRINCIPAL

(Term Loan)

PLEASE SEE ATTACHED

WHICH WILL BE UPDATED ON THE DATE OF THE FUNDING OF THE TERM A-1 LOAN

				Beginning								Tranche	Ending
	Beginning	Ending	Payment	Loan	Prime	Interest	Interest	PIK	Cash	Principal	Total	A2/ B	Loan
Month	Date	Date	Date	Balance	Rate	Rate	Earned	Interest	Interest	Amortization	Payment	Funding	Balance
—	3/14/19	3/31/19		$17,500,000.00	5.50%	10.25%	$88,458.90	$25,890.41	—	—	—	—	$17,525,890.41
1	4/1/19	4/30/19	5/1/19	$17,525,890.41	5.50%	10.25%	$147,649.62	$43,214.52	$104,435.10	—	$104,435.10	—	$17,569,104.94
2	5/1/19	5/31/19	6/1/19	$17,569,104.94	5.50%	10.25%	$152,947.48	$44,765.12	$108,182.37	—	$108,182.37	—	$17,613,870.05
3	6/1/19	6/30/19	7/1/19	$17,613,870.05	5.50%	10.25%	$148,390.82	$43,431.46	$104,959.36	—	$104,959.36	—	$17,657,301.51
4	7/1/19	7/31/19	8/1/19	$17,657,301.51	5.50%	10.25%	$153,715.28	$44,989.84	$108,725.44	—	$108,725.44	—	$17,702,291.35
5	8/1/19	8/31/19	9/1/19	$17,702,291.35	5.50%	10.25%	$154,106.93	$45,104.47	$109,002.47	—	$109,002.47	—	$17,747,395.82
6	9/1/19	9/30/19	10/1/19	$17,747,395.82	5.50%	10.25%	$149,515.73	$43,760.70	$105,755.03	—	$105,755.03	—	$17,791,156.52
7	10/1/19	10/31/19	11/1/19	$17,791,156.52	5.50%	10.25%	$154,880.55	$45,330.89	$109,549.66	—	$109,549.66	—	$17,836,487.41
8	11/1/19	11/30/19	12/1/19	$17,836,487.41	5.50%	10.25%	$150,266.30	$43,980.38	$106,285.92	—	$106,285.92	—	$17,880,467.79
9	12/1/19	12/31/19	1/1/20	$17,880,467.79	5.50%	10.25%	$155,658.04	$45,558.45	$110,099.59	—	$110,099.59	—	$17,926,026.24
10	1/1/20	1/31/20	2/1/20	$17,926,026.24	5.50%	10.25%	$156,054.65	$45,674.53	$110,380.12	—	$110,380.12	—	$17,971,700.78
11	2/1/20	2/29/20	3/1/20	$17,971,700.78	5.50%	10.25%	$146,358.58	$42,836.66	$103,521.92	—	$103,521.92	—	$18,014,537.43
12	3/1/20	3/31/20	4/1/20	$18,014,537.43	5.50%	10.25%	$156,825.19	$45,900.05	$110,925.13	—	$110,925.13	—	$18,060,437.49
13	4/1/20	4/30/20	5/1/20	$18,060,437.49	5.50%	10.25%	$152,153.00	$44,532.59	$107,620.42	—	$107,620.42	—	$18,104,970.07
14	5/1/20	5/31/20	6/1/20	$18,104,970.07	5.50%	10.25%	$157,612.44	$46,130.47	$111,481.97	—	$111,481.97	—	$18,151,100.54
15	6/1/20	6/30/20	7/1/20	$18,151,100.54	5.50%	10.25%	$152,916.81	$44,756.14	$108,160.67	—	$108,160.67	—	$18,195,856.68
16	7/1/20	7/31/20	8/1/20	$18,195,856.68	5.50%	10.25%	$158,403.66	$46,362.05	$112,041.61	—	$112,041.61	—	$18,242,218.73
17	8/1/20	8/31/20	9/1/20	$18,242,218.73	5.50%	10.25%	$158,807.26	$46,480.17	$112,327.09	—	$112,327.09	—	$18,288,698.90
18	9/1/20	9/30/20	10/1/20	$18,288,698.90	5.50%	10.25%	$154,076.02	$45,095.42	$108,980.60	—	$108,980.60	—	$18,333,794.32
19	10/1/20	10/31/20	11/1/20	$18,333,794.32	5.50%	10.25%	$159,604.47	$46,713.50	$112,890.97	—	$112,890.97	—	$18,380,507.83
20	11/1/20	11/30/20	12/1/20	$18,380,507.83	5.50%	10.25%	$154,849.48	$45,321.80	$109,527.68	—	$109,527.68	—	$18,425,829.63
21	12/1/20	12/31/20	1/1/21	$18,425,829.63	5.50%	10.25%	$160,405.68	$46,948.00	$113,457.68	—	$113,457.68	—	$18,472,777.63
22	1/1/21	1/31/21	2/1/21	$18,472,777.63	5.50%	10.25%	$160,814.39	$47,067.63	$113,746.76	—	$113,746.76	—	$18,519,845.26
23	2/1/21	2/28/21	3/1/21	$18,519,845.26	5.50%	10.25%	$145,621.80	$42,621.01	$103,000.78	—	$103,000.78	—	$18,562,466.27
24	3/1/21	3/31/21	4/1/21	$18,562,466.27	5.50%	10.25%	$161,595.17	$47,296.15	$114,299.02	—	$114,299.02	—	$18,609,762.42
25	4/1/21	4/30/21	5/1/21	$18,609,762.42	5.50%	10.25%	$156,780.88	—	$156,780.88	—	$156,780.88	—	$18,609,762.42
26	5/1/21	5/31/21	6/1/21	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
27	6/1/21	6/30/21	7/1/21	$18,609,762.42	5.50%	10.25%	$156,780.88	—	$156,780.88	—	$156,780.88	—	$18,609,762.42
28	7/1/21	7/31/21	8/1/21	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
29	8/1/21	8/31/21	9/1/21	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
30	9/1/21	9/30/21	10/1/21	$18,609,762.42	5.50%	10.25%	$156,780.88	—	$156,780.88	—	$156,780.88	—	$18,609,762.42
31	10/1/21	10/31/21	11/1/21	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
32	11/1/21	11/30/21	12/1/21	$18,609,762.42	5.50%	10.25%	$156,780.88	—	$156,780.88	—	$156,780.88	—	$18,609,762.42
33	12/1/21	12/31/21	1/1/22	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
34	1/1/22	1/31/22	2/1/22	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
35	2/1/22	2/28/22	3/1/22	$18,609,762.42	5.50%	10.25%	$146,328.82	—	$146,328.82	—	$146,328.82	—	$18,609,762.42
36	3/1/22	3/31/22	4/1/22	$18,609,762.42	5.50%	10.25%	$162,006.90	—	$162,006.90	—	$162,006.90	—	$18,609,762.42
37	4/1/22	4/30/22	5/1/22	$18,609,762.42	5.50%	10.25%	$156,780.88	—	$156,780.88	$775,406.77	$932,187.64	—	$17,834,355.65
38	5/1/22	5/31/22	6/1/22	$17,834,355.65	5.50%	10.25%	$155,256.62	—	$155,256.62	$775,406.77	$930,663.38	—	$17,058,948.88
39	6/1/22	6/30/22	7/1/22	$17,058,948.88	5.50%	10.25%	$143,715.80	—	$143,715.80	$775,406.77	$919,122.57	—	$16,283,542.12
40	7/1/22	7/31/22	8/1/22	$16,283,542.12	5.50%	10.25%	$141,756.04	—	$141,756.04	$775,406.77	$917,162.81	—	$15,508,135.35
41	8/1/22	8/31/22	9/1/22	$15,508,135.35	5.50%	10.25%	$135,005.75	—	$135,005.75	$775,406.77	$910,412.52	—	$14,732,728.58
42	9/1/22	9/30/22	10/1/22	$14,732,728.58	5.50%	10.25%	$124,118.19	—	$124,118.19	$775,406.77	$899,524.96	—	$13,957,321.81
43	10/1/22	10/31/22	11/1/22	$13,957,321.81	5.50%	10.25%	$121,505.18	—	$121,505.18	$775,406.77	$896,911.95	—	$13,181,915.05
44	11/1/22	11/30/22	12/1/22	$13,181,915.05	5.50%	10.25%	$111,053.12	—	$111,053.12	$775,406.77	$886,459.89	—	$12,406,508.28
45	12/1/22	12/31/22	1/1/23	$12,406,508.28	5.50%	10.25%	$108,004.60	—	$108,004.60	$775,406.77	$883,411.37	—	$11,631,101.51
46	1/1/23	1/31/23	2/1/23	$11,631,101.51	5.50%	10.25%	$101,254.32	—	$101,254.32	$775,406.77	$876,661.08	—	$10,855,694.74
47	2/1/23	2/28/23	3/1/23	$10,855,694.74	5.50%	10.25%	$85,358.48	—	$85,358.48	$775,406.77	$860,765.24	—	$10,080,287.98
48	3/1/23	3/31/23	4/1/23	$10,080,287.98	5.50%	10.25%	$87,753.74	—	$87,753.74	$775,406.77	$863,160.51	—	$9,304,881.21
49	4/1/23	4/30/23	5/1/23	$9,304,881.21	5.50%	10.25%	$78,390.44	—	$78,390.44	$775,406.77	$853,797.20	—	$8,529,474.44
50	5/1/23	5/31/23	6/1/23	$8,529,474.44	5.50%	10.25%	$74,253.16	—	$74,253.16	$775,406.77	$849,659.93	—	$7,754,067.67
51	6/1/23	6/30/23	7/1/23	$7,754,067.67	5.50%	10.25%	$65,325.36	—	$65,325.36	$775,406.77	$840,732.13	—	$6,978,660.91
52	7/1/23	7/31/23	8/1/23	$6,978,660.91	5.50%	10.25%	$60,752.59	—	$60,752.59	$775,406.77	$836,159.36	—	$6,203,254.14
53	8/1/23	8/31/23	9/1/23	$6,203,254.14	5.50%	10.25%	$54,002.30	—	$54,002.30	$775,406.77	$829,409.07	—	$5,427,847.37
54	9/1/23	9/30/23	10/1/23	$5,427,847.37	5.50%	10.25%	$45,727.76	—	$45,727.76	$775,406.77	$821,134.52	—	$4,652,440.60
55	10/1/23	10/31/23	11/1/23	$4,652,440.60	5.50%	10.25%	$40,501.73	—	$40,501.73	$775,406.77	$815,908.49	—	$3,877,033.84
56	11/1/23	11/30/23	12/1/23	$3,877,033.84	5.50%	10.25%	$32,662.68	—	$32,662.68	$775,406.77	$808,069.45	—	$3,101,627.07
57	12/1/23	12/31/23	1/1/24	$3,101,627.07	5.50%	10.25%	$27,001.15	—	$27,001.15	$775,406.77	$802,407.92	—	$2,326,220.30
58	1/1/24	1/31/24	2/1/24	$2,326,220.30	5.50%	10.25%	$20,250.86	—	$20,250.86	$775,406.77	$795,657.63	—	$1,550,813.53
59	2/1/24	2/29/24	3/1/24	$1,550,813.53	5.50%	10.25%	$12,629.57	—	$12,629.57	$775,406.77	$788,036.34	—	$775,406.77
60	3/1/24	3/14/24	3/14/24	$775,406.77	5.50%	10.25%	$3,048.52	—	$3,048.52	$775,406.77	$778,455.28	—	($0.00)